As filed with the Securities and Exchange Commission on April 11, 2007
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

INSITE VISION INCORPORATED
(Exact Name of Registrant As Specified In Its Charter)

Delaware	94-3015807
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

965 Atlantic Avenue
Alameda, California 94501
(510) 865-8800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

S. Kumar Chandrasekaran, Ph.D.
Chairman of the Board, President and Chief Executive Officer
InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
(510) 865-8800
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Timothy R. Curry, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
(650) 473-2600

PROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	--	--
Preferred Stock, par value $0.01 per share	--	--
Warrants	--	--
Debt Securities	--	--
Total	$75,000,000.00 (3)	$2,303.00 (4)

(1) An indeterminate number of shares of common stock and preferred stock, an indeterminate number of warrants to purchase common stock or preferred stock and an indeterminate amount of debt securities are being registered hereunder, but in no event will the aggregate initial offering price exceed $75,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $75,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amount and number of shares of common stock as may be issued upon conversion of preferred stock or pursuant to the antidilution provisions of any such securities. The securities registered also include such indeterminate amount and number of shares of common stock as may be issued upon exercise of warrants or pursuant to the antidilution provisions of any such securities. The securities registered also include such indeterminate amount and number of shares of common stock and debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange or pursuant to the anti-dilution provisions of any such securities.

(2) Not required to be included in accordance with General Instruction II.D of Form S-3.

(3) The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4) The registration fee was calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION, DATED APRIL 11, 2007)

$75,000,000

INSITE VISION INCORPORATED

Common Stock
Preferred Stock
Warrants
Debt Securities

We may offer and sell an indeterminate number of shares of our common stock and preferred stock, warrants and debt securities from time to time under this prospectus. We may offer these securities separately or as units, which may include combinations of the securities. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specifications of the securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 25.

Our common stock is quoted on The American Stock Exchange under the symbol “ISV.” On April 9, 2007, the last reported sale price of our common stock was $1.44 per share.

The mailing address and telephone number of our principal executive offices is 965 Atlantic Avenue, Alameda, California 94501; (510) 865-8800.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The date of this prospectus is ____________, 2007.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, we may sell our common stock, preferred stock, warrants or debt securities in one or more offerings up to an aggregate dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the securities offered. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus and the prospectus supplements, includes the material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described herein under “Where You Can Find More Information” before buying securities in this offering.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.

You should rely only on the information contained in or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. This document is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this document is accurate only on the date of this document and may become obsolete later. Neither the delivery of this document, nor any sale made under this document will, under any circumstances, imply that the information in this document is correct as of any date after the date of this prospectus.

As used in this prospectus, “InSite,” “company,”  “we,”  “our,” and “us” refer to InSite Vision Incorporated together with its subsidiaries, except where the context otherwise requires or as otherwise indicated.

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SUMMARY

This summary contains basic information about us and this prospectus and the information incorporated by reference in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus and the other documents which are incorporated by reference in this prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes thereto, before making an investment in our securities.

InSite Vision Incorporated

We are an ophthalmic product development company focused on ophthalmic pharmaceutical products based on our proprietary DuraSite® eyedrop-based drug delivery technology, as well as the development of genetically-based technologies for the diagnosis, prognosis and management of glaucoma.

With our existing resources, we are focusing our research and development and commercial out-licensing efforts on the following:

•	AzaSite™ (ISV-401), a DuraSite formulation of azithromycin, a broad spectrum antibiotic; and
•	AzaSite Plus™ (ISV-502), a DuraSite formulation of azithromycin and a steroid for inflammation and infection.

AzaSite (ISV-401). To treat bacterial conjunctivitis and other infections of the outer eye we have developed AzaSite, a topical ophthalmic formulation of the antibiotic azithromycin, an antibiotic with a broad spectrum of activity that is widely used to treat respiratory and other infections in its oral and parenteral forms. We believe that the key advantages of AzaSite may include significantly fewer doses per day, enabled by the high and persistent levels of azithromycin achieved by our formulation in the tissues of the eye and its wide spectrum of activity. Product safety and efficacy have been shown, respectively, in Phase 1, Phase 2 and Phase 3 clinical trials.

AzaSite Plus (ISV-502). The expansion of our AzaSite product franchise will begin with the development of a combination of azithromycin with an anti-inflammatory steroid for the treatment of blepharitis, an infection of the eyelid and one of the most common eye problems in older adults, as well as other ophthalmic infections. In 2006, we completed our preclinical development of this combination product candidate, filed an Investigational New Drug Application, or NDA, with the U.S. Federal Food and Drug Administration, or FDA, and conducted a Phase 1 clinical trial.

Our principal executive offices are located at 965 Atlantic Avenue, Alameda, California 94501 and our telephone number is (510) 865-8800. Our website address is www.insitevision.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.

FORWARD-LOOKING STATEMENTS

The prospectus, including the information we incorporate by reference, contains certain “forward-looking statements” as defined under U.S. securities laws that involve substantial risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and variations of such words and other similar expressions are intended to identify forward-looking statements. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed in “Risk Factors,” beginning on page 3 of this prospectus, as well as those discussed elsewhere in this prospectus and incorporated by reference herein. The cautionary statements made in this prospectus or documents incorporated by reference herein should be read as applicable to all related forward-looking statements wherever they appear in this document or the documents incorporated by reference herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect actual events or circumstances or to reflect the occurrence or identification of unanticipated or unidentified events.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and in any prospectus supplements and the other information in this prospectus and any prospectus supplements. If any of these risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment.

Risks Relating to Our Business

Our current cash will only fund our business until approximately the end of June 2007. We will need additional funding, either through achievement of a licensing milestone, equity or debt financings or partnering arrangements, that, if available, could be further dilutive to our stockholders and could negatively affect us and our stock price

Our independent registered public accounting firm included an explanatory paragraph in their audit report on our consolidated financial statements for the fiscal year ended December 31, 2006 referring to our recurring operating losses and substantial doubt about our ability to continue as a going concern.

We expect that our cash on hand, including cash received from our license agreement, or the Inspire License, entered into with Inspire Pharmaceuticals, Inc., or Inspire, in February 2007, together with a refund from the FDA relating to our NDA filing fee, anticipated cash flow from operations and current cash commitments to us will only enable us to continue operations until approximately the end of June 2007. At that point, or earlier if circumstances change from our current expectations, we will require substantial additional funding from the issuance of debt or equity securities, payments under existing collaboration agreements, asset sales or other sources. We cannot assure you that additional funding will be available on a timely basis, or on reasonable terms, or at all.

If we are able to secure additional equity financing, the terms of any securities issued in connection with such financing may be superior to the rights of our then-current stockholders and could result in substantial dilution and could adversely affect the market price for our common stock. If we raise funds through the issuance of debt securities, such debt will likely be secured by a lien on all of our assets, including our intellectual property, will require us to make principal and interest payments in cash, securities or a combination thereof, and may subject us to restrictive covenants. Such equity or debt financings may also include the issuance of warrants exercisable for our common stock at a discount to the then current market price. In addition, the existence of the explanatory paragraph in the audit report may make it more difficult for us to raise additional financing, may adversely affect the terms of such financing and could prevent investors from purchasing our shares in the open market as certain investors may be restricted or precluded from investing in companies that have received this explanatory paragraph in an audit report. Further, the factors leading to the explanatory paragraph in the audit report may harm our ability to obtain additional funding and could make the terms of any such funding, if available, less favorable than might otherwise be the case. If we do not obtain additional financing when required, we would likely have to cease operations and liquidate our assets.

It is difficult to precisely predict our future capital requirements, and therefore the amount and timing of our future funding requirements depend upon many factors, including:

•	the progress and results of the review of our NDA by the FDA;
•	the progress and results of our preclinical and clinical testing;
•	changes in, or termination of, our existing collaboration or licensing arrangements;
•	the progress of our research and development programs;
•	the initiation and outcome of possible future legal actions;
•	whether we manufacture and market any of our other products ourselves;
•	the time and cost involved in obtaining regulatory approvals;
•	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;
•	competing technological and market developments; and
•	the purchase of additional capital equipment.

Clinical trials are very expensive, time-consuming and difficult to design and implement and it is unclear whether the results of such clinical trials will be favorable

We are currently seeking FDA approval of an NDA for our AzaSite product and have completed Phase 1 clinical trials for our AzaSite Plus product candidate. We expect our cash on hand, including cash received from the Inspire License in February 2007, together with a refund from the FDA relating to our NDA filing fee, anticipated cash flow from operations and current cash commitments to us will only enable us to continue our operations until approximately the end of June 2007. While we have completed Phase 3 trials and submitted an NDA for AzaSite, the FDA may require further information or even additional clinical trials before granting final approval for AzaSite. Any delay or failure in the FDA approval process will delay our receipt of the milestone payment due under the Inspire License and will likely require us to obtain even further funding, and such delay or failure could make it much more difficult or expensive for us to obtain funding.

Human clinical trials for our product candidates are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. We estimate that clinical trials of our product candidates, including AzaSite Plus, will take at least several years to complete. Furthermore, we could encounter problems that cause us to abandon or repeat clinical trials, further delaying or preventing the completion of such trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;
•	determination of dosing issues;
•	lack of effectiveness during clinical trials;
•	slower than expected rates of patient recruitment;
•	inability to monitor patients adequately during or after treatment; and
•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our submissions or the conduct of these trials.

The results of our clinical trials may not support our product candidate claims

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Even if pre-clinical testing and early clinical trials for a product candidate are successful, this does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing or meet our expectations. The clinical trial process may fail to demonstrate that our product candidates are safe for humans or effective for indicated uses. In addition, our clinical trials involve relatively small patient populations. Because of the small sample size, the results of these clinical trials may not be indicative of future results. Any such failure would likely cause us to abandon the product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay or preclude the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. For example, if the FDA determines that our current AzaSite Phase 3 trials did not produce sufficient evidence to obtain approval for the commercialization of AzaSite or the FDA refuses to accept or approve our AzaSite NDA for any other reason, our business would be significantly harmed as we have devoted a significant portion of our resources to this product candidate, at the expense of our other product candidates.

Our current financial situation may impede our ability to protect or enforce adequately our legal rights under our agreements and intellectual property

Our limited financial resources make it more difficult for us to enforce our intellectual property rights, through filing or maintaining our patents, taking legal action against those that may infringe on our proprietary rights, defending infringement and other patent claims against us, or otherwise. Our current financial situation may impede our ability to enforce our legal rights under various agreements we are currently a party to or may become a party to due to our inability to incur the costs associated with such enforcement. Our inability to adequately protect our legal and intellectual property rights may make us more vulnerable to infringement and could materially harm our business.

Our strategy for research, development and commercialization of our products requires us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others; furthermore, we are dependent on the diligent efforts and subsequent success of these outside parties in performing their responsibilities

Because of our reliance on third parties for the development, marketing and sale of our products, any revenues that we receive will be dependent on the efforts of these third parties, particularly Inspire. These partners may terminate their relationships with us and may not diligently or successfully market our products. In addition, marketing consultants and contract sales organizations that we may use in the future for other products may market products that compete with our products and we must rely on their efforts and ability to market and sell our products effectively. We may not be able to conclude arrangements with other companies to support the commercialization of our products on acceptable terms, or at all. Moreover, our current financial condition may make us a less attractive partner to potential collaborators. Furthermore, our collaborators may pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases or disorders targeted by our collaborations.

Inspire’s failure to successfully market and commercialize AzaSite would negatively impact our future revenues

In February 2007, we entered into the Inspire License where we exclusively licensed AzaSite to Inspire in the United States and Canada, or the Territory. If approved by the FDA in the United States or by the relevant regulatory authorities in Canada, Inspire will assume full control of all sales and marketing activities for AzaSite and other subject products. Accordingly, our royalty revenue on the net sales of AzaSite in the Territory will be entirely dependent on the actions, efforts and success of Inspire, over whom we have little or no control. The commercial success of AzaSite will depend on a number of factors, including:

•	timing and scope of Inspire’s launch and initiation of the commercialization of AzaSite in the United States and Canada;
•	effectiveness and extent of Inspire’s promotional, sales and marketing efforts;
•	Inspire’s ability to build, train and retain an effective sales force;
•	Inspire’s ability to successfully sell AzaSite to physicians and patients;
•	Inspire’s pricing decisions regarding AzaSite;
•	our competitors’ ability to market and sell current or future competing products;
•	patient and physician satisfaction with existing alternative products;
•	prevalence and severity of adverse side effects;
•	the perceived efficacy of AzaSite relative to other available products;
•	coverage and reimbursement under Medicare and other governmental or privately sponsored insurance plans;
•	duration of market exclusivity of AzaSite;
•	pricing and availability of alternative products, including generic or over-the-counter products; and
•	shifts in the medical community to new treatment paradigms or standards of care.

Our license of AzaSite to Inspire may not be profitable for us

Under the Inspire License, if we receive regulatory approval for AzaSite or other subject products, Inspire will assume responsibility for all further commercialization activities, and we are entitled to receive royalties on the net sales of AzaSite and other subject products. Inspire’s obligation to pay us royalties expires upon the later of eleven years from the launch of the first product, and the period during which a valid claim under one of our licensed patents covers a subject product, in each country in the Territory. While we are entitled to minimum royalty payments from Inspire for five years after the first year of a commercial sale, such minimum royalty payments will not be sufficient for us to cover our operating expenses, and we are dependent on Inspire’s sales and marketing efforts for AzaSite in order for us to receive royalties in excess of these minimum amounts. In addition, our royalties are subject to a cumulative reduction in the event of patent invalidity, generic competition, uncured material breach or in the event that Inspire is required to pay license fees to third parties for the continued use of AzaSite. These cumulative reductions could result in us receiving a low single digit royalties on net sales of AzaSite and other subject products. Generic competition, over which we have little control, could also result in substantial reductions to our royalties under the Inspire License. In the event of generic competition, our royalty rate is reduced based on the economic impact to Inspire of such generic competition, potentially down to a low single digit royalty. We could ultimately lose money under the Inspire License in the event of a substantial reduction in our royalty rate combined with our royalty obligations to Pfizer and other parties related to the products licensed to Inspire.

If Inspire terminates the Inspire License as a result of our uncured material breach or insolvency, Inspire will have a 12-month wind-down period to sell products in inventory and the Inspire License will be terminated after the wind-down period. During such wind-down period our royalty payments would be subject to reduction and there is no guarantee that we could enter into a new license agreement with a third-party or otherwise commercialize AzaSite after the Inspire License is terminated.

Inspire has limited experience in sales and marketing of pharmaceutical products

If AzaSite receives regulatory approval in the United States and Canada, we will be dependent upon Inspire to market and sell AzaSite in those countries. Inspire has only recently established its sales force and did not have a sale organization prior to 2004. Inspire has disclosed that it has encountered difficulties and incurred substantial expenses in maintaining its sales force. Inspire may encounter similar or new problems in the future related to maintaining and growing its sales force that could have a negative impact on sales of AzaSite. We have no control over how Inspire manages and operates its sales force. In addition, there is no guarantee that Inspire can effectively compete with our competitors that currently have more extensive, more experienced and better funded marketing and sales operations.

Revenues in future periods could vary significantly and will be based on Inspire’s financial reports

We will recognize revenue based on Inspire’s net sales of AzaSite and other subject products as reported to us by Inspire. Inspire’s net sales of AzaSite may vary quarter to quarter which would cause our royalty revenue to also vary. In addition our royalty revenues will be based upon Inspire’s revenue recognition and other accounting policies over which we have no control. Inspire’s filings with the SEC indicate that Inspire maintains disclosure controls and procedures in accordance with applicable laws, which are designed to provide reasonable assurance that the information required to be reported by Inspire in its filings under the Securities Exchange Act of 1934, as amended, is reported timely and in accordance with applicable laws, rules and regulations. However, if Inspire’s reported revenue amounts or net sales reports were inaccurate, it could have a material impact on our consolidated financial statements, including consolidated financial statements for previous periods.

Our future success depends on our ability to enter into successful collaboration arrangements with third parties in order to develop new products and new indications for existing products that achieve regulatory approval for commercialization

For our business model to succeed, we must continually develop new products or achieve new indications for the use of our existing products. As a part of that process, we rely on third parties for clinical testing and certain other product development activities especially in the area of our glaucoma programs. In order to pursue our anti-inflammatory and glaucoma programs, ISV-205, we must enter into a third-party collaboration agreement for the development, marketing and sale thereof. There can be no assurance that we will be successful in finding a corporate partner for our ISV-205 programs or that any collaboration will be successful, either of which could significantly harm our business. If we are to develop and commercialize our product candidates successfully, including ISV-205, we will be required to enter into arrangements with one or more third parties that will:

•	provide for Phase 2 and/or Phase 3 clinical testing;
•	obtain or assist us in other activities associated with obtaining regulatory approvals for our product candidates; and
•	market and sell our products, if they are approved.

In December 2003, we completed the sale of our drug candidate ISV-403 for the treatment of ocular infections to Bausch & Lomb Incorporated. Bausch & Lomb has assumed all future ISV-403 development and commercialization expenses and is responsible for all development activities, with our assistance, as appropriate. Our ability to generate royalties from this agreement will be dependent upon Bausch & Lomb’s ability to complete the development of ISV-403, obtain regulatory approval for the product and successfully market it. In addition, under the Bausch & Lomb Purchase Agreement, we also have certain potential indemnification obligations to Bausch & Lomb in connection with the asset sale which, if triggered, could significantly harm our business and our financial position.

Our marketing and sales efforts related to our OcuGene glaucoma genetic test have been significantly curtailed. Any future activities would be pursued using external resources including:

•	a network of key ophthalmic clinicians; and
•	other resources with ophthalmic expertise.

We may not be able to enter into or maintain arrangements with third parties with ophthalmic or diagnostic industry experience on acceptable terms or at all. If we are not successful in concluding such arrangements on acceptable terms, or at all, we may be required to establish our own sales force and expand our marketing organization significantly, despite the fact that we have no experience in sales, marketing or distribution. Even if we do enter into collaborative relationships these relationships can be terminated, thereby forcing us to seek alternatives. We may not be able to build a marketing staff or sales force and our sales and marketing efforts may not be cost-effective or successful.

While we expect to enter into additional partnering and collaborative arrangements in the future, such arrangements could include the exclusive licensing or sale of certain assets or the issuance of securities, which may adversely affect our future financial performance and the market price of our common stock. We cannot assure you that such arrangements will be beneficial to us. The success of our partnering and collaboration arrangements will depend upon many factors, including:

•	the progress and results of the review of our NDAs by the FDA;
•	the progress and results of our preclinical and clinical testing;
•	our ability to establish additional corporate partnerships to develop, manufacture and market our potential products;
•	the progress of our research and development programs;
•	the outcome of possible future legal actions;

•	the cost of maintaining or expanding a marketing organization for OcuGene and the related promotional activities;
•	changes in, or termination of, our existing collaboration or licensing arrangements;
•	whether we manufacture and market any of our other products ourselves;
•	the time and cost involved in obtaining regulatory approvals;
•	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;
•	competing technological and market developments; and
•	the purchase of additional capital equipment.

Physicians and patients may not accept and use our products

Even if the FDA approves our product candidates, including AzaSite, physicians and patients may not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;
•	cost-effectiveness of our products relative to competing products;
•	perceived benefits of competing products or treatments;
•	physicians’ comfort level and prior experience with and use of competing products;
•	availability of reimbursement for our products from government or other healthcare payers; and
•	effectiveness of marketing and distribution efforts by us and our licensees and distributors.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs, particularly AzaSite, to find market acceptance would harm our business and could require us to seek additional financing.

Questions concerning our financial condition may cause customers and current and potential partners to reduce or not conduct business with us

Our recent and on-going financial difficulties, and concerns regarding our ability to continue operations, even if we are able to raise additional funding, may cause current and potential customers and partners to decide not to conduct business with us, to reduce or terminate the business they currently conduct with us, or to conduct business with us on terms that are less favorable than those customarily offered by them. In such event, our sales would likely decrease, our costs could increase, our product development and commercialization efforts would suffer and our business will be significantly harmed.

We may require additional licenses or be subject to expensive and uncertain patent litigation in order to sell AzaSite in the United States and/or Europe

A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. As is not unusual in the pharmaceutical and biotech industry, from time to time we receive notices from third parties alleging various challenges to our patent rights, and we investigate the merits of each allegation that we receive. Such conflicts could invalidate our issued patents, limit the scope of the patents, if any, we may be able to obtain, result in the denial of our patent applications or block our rights to exploit our technology. If the U.S. Patent and Trademark Office, or USPTO, or foreign patent agencies have issued or issue patents that cover our activities to other companies, we may not be able to obtain licenses to these patents at all, or at a reasonable cost, or be able to develop or obtain alternative technology. If we do not obtain such licenses, we could encounter delays in or be precluded altogether from introducing products to the market.

We may need to litigate in order to defend against claims of infringement by others, to enforce patents issued to us or to protect trade secrets or know-how owned or licensed by us. Litigation could result in substantial cost to and diversion of effort by us, which may harm our business, prospects, financial condition, and results of operations. Such costs can be particularly harmful to emerging companies such as ours without significant existing revenue streams or other cash resources. We have also agreed to indemnify our licensees against infringement claims by third parties related to our technology, which could result in additional litigation costs and liability for us. In addition, our efforts to protect or defend our proprietary rights may not be successful or, even if successful, may result in substantial cost to us, thereby utilizing our limited resources for purposes other than product development and commercialization.

 If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	redesign our products or processes to avoid infringement;
•	stop using the subject matter claimed in the patents held by others, which could preclude us from commercializing our products
•	pay damages; or
•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Our business depends upon our proprietary rights, and we may not be able to protect, enforce or secure our intellectual property rights adequately

Our future success will depend in large part on our ability to obtain patents, protect trade secrets, obtain and maintain rights to technology developed by others, and operate without infringing upon the proprietary rights of others. A substantial number of patents in the field of ophthalmology and genetics have been issued to pharmaceutical, biotechnology and biopharmaceutical companies. Moreover, competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with ours. Our patent applications may not be approved. We may not be able to develop additional proprietary products that are patentable. Even if we receive patent issuances, those issued patents may not be able to provide us with adequate protection for our inventions or may be challenged by others.

Furthermore, the patents of others may impair our ability to commercialize our products. The patent positions of firms in the pharmaceutical and genetic industries generally are highly uncertain, involve complex legal and factual questions, and have recently been the subject of significant litigation. The USPTO and the courts have not developed, formulated, or presented a consistent policy regarding the breadth of claims allowed or the degree of protection afforded under pharmaceutical and genetic patents. Despite our efforts to protect our proprietary rights, others may independently develop similar products, duplicate any of our products or design around any of our patents. In addition, third parties from which we have licensed or otherwise obtained technology may attempt to terminate or scale back our rights.

We also depend upon unpatented trade secrets to maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Our trade secrets may also be disclosed, and we may not be able to protect our rights to unpatented trade secrets effectively. To the extent that we or our consultants or research collaborators use intellectual property owned by others, disputes also may arise as to the rights in related or resulting know-how and inventions.

It is difficult to evaluate our business because we are in an early stage of development and our technology is untested

We are in an early stage of developing our business, particularly with respect to commercializing our products. We have only received an insignificant amount of royalties from the sale of one of our products, an over-the-counter dry eye treatment, and in 2002 we began to receive a small amount of revenues from the sale of our OcuGene glaucoma genetic test. With respect to our leading product candidate, AzaSite, the FDA must approve our NDA. Before regulatory authorities grant us marketing approval for additional products, we need to conduct significant additional research and development and preclinical and clinical testing. All of our products, including AzaSite, are subject to risks that are inherent to products based upon new technologies. These risks include the risks that our products:

•	are found to be unsafe or ineffective;
•	fail to receive necessary marketing clearance from regulatory authorities;
•	even if safe and effective, are too difficult or expensive to manufacture or market;
•	are unmarketable due to the proprietary rights of third parties; or
•	are not able to compete with superior, equivalent, more cost-effective or more effectively promoted products offered by competitors.

Therefore, our research and development activities including with respect to AzaSite, may not result in any commercially viable products.

We are dependent upon key employees and we may not be able to retain or attract key employees, and our ability to attract and retain key employees is likely to be harmed by our current financial situation

We are highly dependent on Dr. S. Kumar Chandrasekaran, who is our chief executive officer, president and chief financial officer, and Dr. Lyle Bowman, our vice president, development and operations. The loss of services from either of these key personnel might significantly delay or prevent the achievement of planned development objectives. We carry a $1.0 million life insurance policy on Dr. Chandrasekaran under which we are the sole beneficiary, however in the event of the death of Dr. Chandrasekaran such policy would be unlikely to fully compensate us for the hardship and expense in finding a successor such a loss would cause us. We do not carry a life insurance policy on Dr. Bowman. Furthermore, a critical factor to our success will be recruiting and retaining qualified personnel. Competition for skilled individuals in the biotechnology business is highly intense, and we may not be able to continue to attract and retain personnel necessary for the development of our business. Our ability to attract and retain such individuals may be reduced by our recent and current difficult financial situation and our past reductions in force. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise would harm our business.

We have a history of operating losses and we expect to continue to have losses in the future

We have incurred significant operating losses since our inception in 1986 and have pursued numerous drug development candidates that did not prove to have commercial potential. As of December 31, 2006, our accumulated deficit was approximately $153.1 million. We expect to incur net losses for the foreseeable future or until we are able to achieve significant royalties or other revenues from sales of our products. In addition, we recognize revenue when all services have been performed and collectibility is reasonably assured. Accordingly, revenue for sales of OcuGene may be recognized in a later period than the associated recognition of costs of the services provided, especially during the initial launch of the product. In addition, due to this delay in revenue recognition, our revenues recognized in any given period may not be indicative of the then-current viability and market acceptance of our OcuGene product.

Attaining significant revenue or profitability depends upon our ability, alone or with third parties, to develop our potential products successfully, conduct clinical trials, obtain required regulatory approvals and manufacture and market our products successfully. We may not ever achieve or be able to maintain significant revenue or profitability, including with respect to our leading product candidate AzaSite.

We may not successfully manage growth

Even if we are able to raise additional funding and gain FDA approval for additional products, including AzaSite, our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we will have to expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel, all of which will cause us to incur significant additional expense. If we are unable to manage our growth effectively, our business would be harmed.

Our products are subject to government regulations and approvals which may delay or prevent the marketing of potential products and impose costly procedures upon our activities

The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon preclinical and clinical testing, manufacturing and marketing of pharmaceutical products. Lengthy and detailed preclinical and clinical testing, validation of manufacturing and quality control processes, and other costly and time-consuming procedures are required. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approval on a timely basis, or at all, for any products we develop. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even after we have obtained regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Moreover, the FDA has recently reduced previous restrictions on the marketing, sale and prescription of products for indications other than those specifically approved by the FDA. Accordingly, even if we receive FDA approval of a product for certain indicated uses, our competitors, including our collaborators, could market products for such indications even if such products have not been specifically approved for such indications. If the FDA determines regulatory approval is required any delay in obtaining or failure to obtain regulatory approvals would make it difficult or impossible to market our products and would harm our business, prospects, financial condition, and results of operations.

The FDA’s policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of our potential products. Moreover, increased attention to the containment of health care costs in the United States could result in new government regulations that could harm our business. Adverse governmental regulation might arise from future legislative or administrative action, either in the United States or abroad. See “-Uncertainties regarding healthcare reform and third-party reimbursement may impair our ability to raise capital, form collaborations and sell our products.”

We have no experience in performing the analytical procedures related to genetic testing and have established an exclusive commercial agreement with a third party to perform these procedures for our OcuGene glaucoma genetic test; If we are unable to maintain this arrangement, and are unable to establish new arrangements with third parties, we will have to establish our own regulatory compliant analytical process for genetic testing and may not have the financial resources to do so

We have no experience in the analytical procedures related to genetic testing. We have entered into an agreement with Quest Diagnostics Incorporated, or Quest, under which Quest exclusively performs OcuGene genetic analytical procedures at a commercial scale in the United States. Accordingly, we are reliant on Quest for all of our OcuGene analytical procedures. If we are unable to maintain this arrangement, we would have to contract with another clinical laboratory or would have to establish our own facilities. We cannot assure you that we will be able to contract with another laboratory to perform these services on a commercially reasonable basis, or at all.

Clinical laboratories must adhere to Clinical Laboratory Improvement Amendments, or CLIA, which are regulations that are strictly enforced by the FDA on an ongoing basis through the FDA’s facilities inspection program. Should we be required to perform the analytical procedures for genetic testing ourselves, we:

•	will be required to expend significant amounts of capital to install an analytical capability;
•	will be subject to the regulatory requirements described above; and
•	will require substantially more additional capital than we otherwise may require.

We cannot assure you we will be able to successfully enter into another genetic testing arrangement or perform these analytical procedures ourselves on a cost-efficient basis, or at all.

We rely on a sole source for some of the raw materials in our products, including AzaSite, and the raw materials we need may not be available to us

We currently have a single supplier for azithromycin, the active drug incorporated into our AzaSite product candidate. The supplier has a Drug Master File, or DMF, on the compound with the FDA and is subject to the FDA’s review and oversight. If this supplier failed or refused to continue to supply us, if the FDA were to identify issues in the production of the drug that the supplier was unable to resolve quickly and cost-effectively, or if other issues were to arise that impact production, our ability to commence the commercial sale of AzaSite if and when it is approved, could be interrupted, which would significantly harm our business prospects. Additional suppliers for this drug exist, but qualification of an alternative source could be time consuming, expensive and could harm our business. There is also no guarantee that these additional suppliers can supply sufficient quantities at a reasonable price, or at all.

Under the Inspire License we will be the supplier of azithromycin to Inspire for the manufacture of AzaSite in the United States and Canada. If our supply becomes interrupted this will also interrupt the supply of the drug to Inspire until either of the companies are able to obtain a new supplier. While we are required to maintain a certain level of inventory of the raw material to support Inspire’s manufacturing needs, this amount may not be sufficient to prevent an interruption in the availability of the product and would harm our ability to receive royalties. In the event of a disruption in the our supply of azithromycin to Inspire, Inspire is entitled to use a secondary source at our expense.

SSP is the sole source for the active drug incorporated into the ISV-403 product candidate we sold to Bausch & Lomb for further development and commercialization. SSP has submitted a DMF on the compound with the FDA and is subject to the FDA’s review and oversight. If SSP is unable to obtain and maintain FDA approval for their production of the drug or is otherwise unable or unwilling to supply Bausch & Lomb with sufficient quantities of the drug, Bausch & Lomb’s ability to continue with the development, and potentially the commercial sale if the product is approved, of ISV-403 would be interrupted or impeded, and our future royalties from commercial sales of the ISV-403 product could be delayed or reduced and our business could be harmed.

In addition, certain of the raw materials we use in formulating our DuraSite drug delivery system are available only from Noveon Corporation, or Noveon. Although we do not have a current supply agreement with Noveon, to date we have not encountered any difficulties obtaining necessary materials from them. Any significant interruption in the supply of these raw materials could delay our clinical trials, product development or product sales, including sales of AzaSite, and could harm our business.

We have no experience in commercial manufacturing and if contract manufacturing is not available to us or does not satisfy regulatory requirements, we will have to establish our own regulatory compliant manufacturing capability and may not have the financial resources to do so

We have no experience manufacturing products for Phase 3 and commercial purposes. We have a pilot facility licensed by the State of California to manufacture a number of our products for Phase 1 and Phase 2 clinical trials but not for late stage clinical trials or commercial purposes. Any delays or difficulties that we may encounter in establishing and maintaining a relationship with qualified manufacturers to produce, package and distribute our finished products may harm our clinical trials, regulatory filings, market introduction and subsequent sales of our products.

We have a contract with Cardinal Health, the manufacturer of our AzaSite Phase 3 clinical trial supplies and registration batches, to validate their production line for commercial scale batches and to manufacture the required validation batches for FDA review. Additionally, we have entered into a commercial manufacturing agreement with Cardinal Health for an initial four-year period. Under the Inspire License we will assist Inspire in establishing its own commercial manufacturing agreement with Cardinal Health for production of AzaSite upon approval of the AzaSite NDA. Other commercial manufacturers exist and we currently believe that we, or Inspire, could obtain alternative commercial manufacturing services if required. However, qualification of another manufacturer, transfer of the manufacturing process and regulatory approval of such a site would be costly and time consuming and would adversely impact Inspire’s potential market introduction and subsequent sales of AzaSite, which would impact our potential royalty revenues. Cardinal Health’s facility and the line that will be used to produce the AzaSite units may be subject to inspection by the FDA prior to the approval of the related NDA that we submitted to the FDA in June 2006. While we believe Cardinal Health will be prepared for the inspections, they could encounter delays or difficulties in preparing for, or during, the inspection which would adversely impact Inspire’s potential market introduction and subsequent sales of AzaSite.

We currently contract with a third party to assemble the sample collection kits used in our OcuGene glaucoma genetic test. If our assembler should encounter significant delays or we have difficulty maintaining our existing relationship, or in establishing a new one, our sales of this product could be adversely affected.

Contract manufacturers must adhere to Good Manufacturing Practices regulations that are strictly enforced by the FDA on an ongoing basis through the FDA’s facilities inspection program. Contract manufacturing facilities must pass a pre-approval plant inspection before the FDA will approve a new drug application. Some of the material manufacturing changes that occur after approval are also subject to FDA review and clearance or approval. The FDA or other regulatory agencies may not approve the process or the facilities by which any of our products may be manufactured. Our dependence on third parties to manufacture our products may harm our ability to develop and deliver products on a timely and competitive basis. Should we be required to manufacture products ourselves, we:

•	will be required to expend significant amounts of capital to install a manufacturing capability;
•	will be subject to the regulatory requirements described above;
•	will be subject to similar risks regarding delays or difficulties encountered in manufacturing any such products; and
•	will require substantially more additional capital than we otherwise may require.

Therefore, we may not be able to manufacture any products successfully or in a cost-effective manner.

We compete in highly competitive markets and our competitors’ financial, technical, marketing, manufacturing and human resources may surpass ours and limit our ability to develop and/or market our products and technologies

Our success depends upon developing and maintaining a competitive advantage in the development of products and technologies in our areas of focus. We have many competitors in the United States and abroad, including pharmaceutical, biotechnology and other companies with varying resources and degrees of concentration in the ophthalmic market. Our competitors may have existing products or products under development which may be technically superior to ours or which may be less costly or more acceptable to the market. Our competitors may obtain cost advantages, patent protection or other intellectual property rights that would block or limit our ability to develop our potential products. Competition from these companies is intense and is expected to increase as new products enter the market and new technologies become available. Many of our competitors have substantially greater financial, technical, marketing, manufacturing and human resources than we do, particularly in light of our current financial condition. In addition, they may succeed in developing technologies and products that are more effective, safer, less expensive or otherwise more commercially acceptable than any that we have or will develop. Our competitors may also obtain regulatory approval for commercialization of their products more effectively or rapidly than we will. If we decide to manufacture and market our products by ourselves, we will be competing in areas in which we have limited or no experience such as manufacturing efficiency and marketing capabilities.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will be harmed.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have products competitive with AzaSite already approved or in development, including Zymar and Ocuflox by Allergan, Vigamox and Ciloxan by Alcon, and Quixin by Johnson & Johnson. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;
•	undertaking pre-clinical testing and human clinical trials;
•	obtaining FDA and other regulatory approvals of drugs;
•	formulating and manufacturing drugs;
•	launching, marketing and selling drugs; and
•	attracting qualified personnel, parties for acquisitions, joint ventures or other collaborations.

Uncertainties regarding healthcare reform and third-party reimbursement may impair our ability to raise capital, form collaborations and sell our products

The continuing efforts of governmental and third-party payers to contain or reduce the costs of healthcare through various means may harm our business. For example, in some foreign markets the pricing or profitability of health care products is subject to government control. In the United States, there have been, and we expect there will continue to be, a number of federal and state proposals to implement similar government control. The implementation or even the announcement of any of these legislative or regulatory proposals or reforms could harm our business by impeding our ability to achieve profitability, raise capital or form collaborations. In addition, the availability of reimbursement from third-party payers determines, in large part, the demand for healthcare products in the United States and elsewhere. Examples of such third-party payers are government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and third-party payers are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to the market, reimbursement from third-party payers may not be available or may not be sufficient to allow us to sell our products on a competitive or profitable basis.

Our insurance coverage may not adequately cover our potential product liability exposure

We are exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products. Product liability insurance for the pharmaceutical industry is extremely expensive. Although we believe our current insurance coverage is adequate to cover likely claims we may encounter given our current stage of development and activities, our present product liability insurance coverage will not be adequate to cover all potential claims we may encounter, particularly if and when AzaSite is commercialized. Once AzaSite is commercialized we will have to significantly increase our coverage, which will be expensive and we may not be able to obtain or afford adequate insurance coverage against potential claims in sufficient amounts or at a reasonable cost.

Our use of hazardous materials may pose environmental risks and liabilities which may cause us to incur significant costs

Our research, development and manufacturing processes involve the controlled use of small amounts of hazardous solvents used in pharmaceutical development and manufacturing, including acetic acid, acetone, acrylic acid, calcium chloride, chloroform, dimethyl sulfoxide, ethyl alcohol, hydrogen chloride, nitric acid, phosphoric acid and other similar solvents. We retain a licensed outside contractor that specializes in the disposal of hazardous materials used in the biotechnology industry to properly dispose of these materials, but we cannot completely eliminate the risk of accidental contamination or injury from these materials. Our cost for the disposal services rendered by our outside contractor was approximately $11,800 and $7,400 for the years ended 2006 and 2005, respectively. In the event of an accident involving these materials, we could be held liable for any damages that result, and any such liability could exceed our resources. Moreover, as our business develops we may be required to incur significant costs to comply with federal, state and local environmental laws, regulations and policies, especially to the extent that we manufacture our own products.

If we engage in acquisitions, we will incur a variety of costs, and the anticipated benefits of the acquisitions may never be realized

We may pursue acquisitions of companies, product lines, technologies or businesses that our management believes are complementary or otherwise beneficial to us. Any of these acquisitions could have a negative effect on our business. Future acquisitions may result in substantial dilution to our stockholders, the incurrence of additional debt and amortization expenses related to goodwill, research and development and other intangible assets. In addition, acquisitions would involve several risks for us, including:

•	assimilating employees, operations, technologies and products from the acquired companies with our existing employees, operations, technologies and products;
•	diverting our management’s attention from day-to-day operation of our business;
•	entering markets in which we have no or limited direct experience; and
•	potentially losing key employees from the acquired companies.

Management and principal stockholders may be able to exert significant control on matters requiring approval by our stockholders

As of December 31, 2006, our management and principal stockholders together beneficially owned approximately 25% of our outstanding shares of common stock. In addition, investors in our March/June 2004 and May 2005 private placements, as a group, owned approximately 22% of our outstanding shares of common stock as of December 31, 2006. If such investors were to exercise the warrants they currently hold, assuming no additional acquisitions, sales or distributions, such investors would own approximately 32% of our outstanding shares of common stock based on their ownership percentages as of December 31, 2006. As a result, these two groups of stockholders, acting together or as individual groups, may be able to exert significant control on matters requiring approval by our stockholders, including the election of all or at least a majority of our Board of Directors, amendments to our charter, and the approval of business combinations and certain financing transactions.

The market prices for securities of biopharmaceutical and biotechnology companies such as ours have been and are likely to continue to be highly volatile due to reasons that are related and unrelated to our operating performance and progress

The market prices for securities of biopharmaceutical and biotechnology companies, including ours, have been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, future announcements and circumstances, such as our current financial condition, the audit report included in our annual report on Form 10-K for the year ended December 31, 2006 that included an explanatory paragraph referring to our recurring operating losses and substantial doubt about our ability to continue as a going concern, our ability to obtain new financing, the status of our relationships or proposed relationships with third-party collaborators, the terms of any financing we are able to raise, the results of testing and clinical trials, developments in patent or other proprietary rights of us or our competitors, any litigation regarding the same, technological innovations or new therapeutic products, governmental regulation, or public concern as to the safety of products developed by us or others and general market conditions, concerning us, our competitors or other biopharmaceutical companies, may have a significant effect on the market price of our common stock.

Future equity financings that we may pursue as well as the exercise of outstanding options and warrants could result in dilution to our current holders of common stock and cause a significant decline in the market price for our common stock. In connection with our December 2005 and January 2006 private placement of notes and warrants, we issued warrants to purchase 1,460,000 shares of our common stock. In connection with our August 2006 Private Placement we issued warrants to purchase 958,015 shares of our common stock.

We have not paid any cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock in the foreseeable future.

In addition, terrorist attacks in the United States and abroad, United States retaliation for these attacks, the war in Iraq or potential worldwide economic weakness and the related decline in consumer confidence have had, and may continue to have, an adverse impact on the United States and world economy. These and similar events, as well as fluctuations in our operating results and market conditions for biopharmaceutical and biotechnology stocks in general, could have a significant effect on the volatility of the market price for our common stock, the future price of our common stock and on our ability to raise additional financing.

We have adopted and are subject to anti-takeover provisions that could delay or prevent an acquisition of our Company and could prevent or make it more difficult to replace or remove current management

Provisions of our certificate of incorporation and bylaws may constrain or discourage a third party from acquiring or attempting to acquire control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. In addition, such provisions could also prevent or make it more difficult for our stockholders to replace or remove current management and could adversely affect the price of our common stock if they are viewed as discouraging takeover attempts, business combinations or management changes that stockholders consider in their best interest. Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock (“Preferred Stock”), 7,070 of which have been designated as Series A Convertible Preferred Stock and 15,000 of which have been designated as Series A-1 Preferred Stock. Our Board of Directors has the authority to determine the price, rights, preferences, privileges and restrictions, including voting rights, of the remaining unissued shares of Preferred Stock without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, even if the transaction might be desired by our stockholders. Provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving us, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless conditions set forth in the Delaware General Corporation Law are met. The issuance of Preferred Stock or Section 203 of the Delaware General Corporation Law could also be deemed to benefit incumbent management to the extent these provisions deter offers by persons who would wish to make changes in management or exercise control over management. Other provisions of our certificate of incorporation and bylaws may also have the effect of delaying, deterring or preventing a takeover attempt or management changes that our stockholders might consider in their best interest. For example, our bylaws limit the ability of stockholders to remove directors and fill vacancies on our Board of Directors. Our bylaws also impose advance notice requirements for stockholder proposals and nominations of directors and prohibit stockholders from calling special meetings or acting by written consent.

Legislative actions, higher insurance costs and potential new accounting pronouncements are likely to impact our future financial position and results of operations

There have been regulatory changes, including the adoption of the Sarbanes-Oxley Act of 2002, and there may be potential new accounting pronouncements or regulatory rulings, which will have an impact on our future financial position and results of operations. Beginning with our 2006 fiscal year we must comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding certification of our internal control over financial reporting, which has and will continue to significantly increase our compliance costs. The Sarbanes-Oxley Act of 2002 and other rule changes and proposed legislative initiatives are likely to continue to increase general and administrative costs. In addition, insurance costs, including health, workers’ compensation and directors and officers’ insurance costs, have been dramatically increasing and insurers are likely to increase rates as a result of high claims rates over the past year and our rates are likely to increase further in the future. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus to fund clinical trials and the development of our product candidates, to discover new indications or additional product candidates, and for general corporate purposes, including capital expenditures and working capital. We may use a portion of our net proceeds to in-license product candidates or to acquire businesses or technologies that we believe are complementary to our own. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2006. Because of the deficiency, the ratio information is not applicable. The extent to which earnings were insufficient to cover fixed charges is shown below. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

	Year Ended December 31
	2002	2003	2004	2005	2006

Deficiency of earnings available to cover fixed charges	$ 136,000	$ 1,031,000	$ 146,000	$ 108,000	$2,414,000

THE SECURITIES WE MAY OFFER

We may sell from time to time, in one or more offerings:

•	common stock;
•	preferred stock;
•	warrants to purchase common stock or preferred stock; and/or
•	debt securities.

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. The terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 240,000,000 shares of common stock, $0.01 par value per share. As of April 2, 2007, approximately 93,476,537 shares of common stock were issued and outstanding. The following description of the provisions of our certificate of incorporation and bylaws related to our common stock are only summaries, and we encourage you to review complete copies of these documents, which have been filed as exhibits to our periodic reports with the Securities and Exchange Commission.

Dividends, Voting Rights and Liquidation

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

See “Anti-Takeover Effects of Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws” for a description of provisions of our certificate of incorporation and bylaws which may have the effect of delaying or preventing changes in our control or management.

Listing

Our common stock is listed on the American Stock Exchange under the symbol “ISV.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. Their address is 59 Maiden Lane, Plaza Level, New York, NY 10038, and their telephone number is (800) 937-5449.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 5,000,000 shares of preferred stock, $0.01 par value per share, 7,070 of which have been designated as Series A Convertible Preferred Stock and 15,000 of which have been designated as Series A-1 Preferred Stock, and none of which were outstanding as of April 2, 2007. Our board of directors has the authority, without the need of any further vote or action by the stockholders, to designate and issue the remaining shares of preferred stock in one or more series and can specify the following terms for each such series:

•	the number of shares;
•	the designation, powers, preferences and rights of the shares; and
•	the qualifications, limitations or restrictions, except as otherwise stated in our certificate of incorporation.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock or debt securities that may be issued in the future. All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of our shares or which holders might otherwise believe to be in their best interest.

If preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;
•	the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;
•	the purchase price;
•	the liquidation preference per share of that series of preferred stock, if any;
•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;
•	the voting rights of that series of preferred stock, if any;
•	any conversion provisions applicable to that series of preferred stock;
•	any redemption or sinking fund provisions applicable to that series of preferred stock;
•	preemptive rights, if any;
•	any listing of that series of preferred stock on any securities exchange or market;
•	the relative ranking and preferences of that series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock; and
•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

 The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation for such preferred stock.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;
•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and
•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to or with the effect that they could delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under that prospectus supplement may differ from the terms described below.

General

We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent, if any, will be a bank that we select which has its principal office in the United States and a combined capital and surplus in an amount as required by applicable law. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;
•	the terms of the securities issuable upon exercise of the warrants;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•
in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•
in the case of warrants to purchase preferred stock, the number of shares of preferred stock purchasable upon exercise of one warrant, and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	federal income tax consequences of holding or exercising the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•
in the case of warrants to purchase preferred stock, the right to receive payments of dividends, if any, or, preference payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any, or receive notice of stockholder meetings; or

•
in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any, or receive notice of stockholder meetings.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Pacific time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds or if we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for the warrants. We will set forth in the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Unless otherwise provided in the prospectus supplement and the warrant certificate, any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Currently Outstanding Warrants

At April 2, 2007, we had outstanding warrants to purchase 16,671,205 shares of common stock with a weighted average exercise price of $0.76 per share. These warrants expire at various dates from September 2008 to August 2011. These warrants were issued in connection with private placements made by us in 2003, 2004, 2005 and 2006. The shares of common stock issuable upon the exercise of such warrants have been registered by us on several registration statements on Form S-3.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term ‘‘indentures’’ to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term ‘‘debenture trustee’’ to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, which will be filed as an exhibit to an amendment to this Registration Statement or on a report filed under the Securities Exchange Act of 1934, as amended, in connection with the applicable prospectus supplement. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;
•	any limit on the aggregate principal amount that may be issued;
•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;
•	the maturity date;
•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payments or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be made;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;
•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture contains restrictive covenants, including restrictions on our ability to pay dividends, or will requiring us to maintain any asset ratios or reserves;
•	whether we will be restricted from incurring any additional indebtedness;
•	a discussion of any material or special United States federal income tax considerations applicable to the notes;
•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;
•
if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if we enter into or declare bankruptcy or insolvency.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•
subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;
•
the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•
the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We may agree with the debenture trustee to change or amend an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and
•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or
•	reducing the percentage of notes, the holders of which are required to consent to any amendment.
Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	compensate and indemnify the trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See ‘‘Global Securities’’ below for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will require no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•
issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Global Securities

 The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depository that we will identify in a prospectus supplement;
•	be deposited with the depository or nominee or custodian; and
•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depository or any nominee unless:

•	the depository has notified us that it is unwilling or unable to continue as depository or has ceased to be qualified to act as depository;
•	an event of default is continuing; or
•	any other circumstances described in a prospectus supplement occurs.

As long as the depository, or its nominee, is the registered owner of a global security, the depository or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;
•	will not be entitled to physical delivery of certificated debt securities; and
•	will not be considered to be holders of those debt securities under the indentures.

Payments on a global security will be made to the depository or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depository or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depository will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

 Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depository, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depository. The depository policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depository’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS

The provisions of (1) Delaware law, (2) our certificate of incorporation, and (3) our bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision.    We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a ‘‘business combination’’ is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder and, subject to certain exceptions, an ‘‘interested stockholder’’ is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 50 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. In the event that less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Detailed requirements as to the form of the notice and information required in the notice are specified in our bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Blank Check Preferred Stock. Our certificate of incorporation provides that our board of directors may divide the authorized shares of preferred stock into any number of series, fix the designation and number of shares of each such series, and determine the relative rights, preferences and limitations of any series of preferred stock. In addition, the board of directors is authorized, without any action on the part of our stockholders, to amend our bylaws. Our board of directors may use their ability to designate classes of preferred stock or amend our bylaws to deter or delay certain transactions involving an actual or potential change in control of us, including transactions that our stockholders deem beneficial to them.

Special Meetings of Stockholders.    Special meetings of the stockholders may be called by our Chairman of the Board or our Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent.    Our certificate of incorporation and bylaws do not permit our stockholders to act by written consent for any actions required or permitted to be taken at any annual or special meeting of the stockholders.

Super-Majority Stockholder Vote Required for Certain Actions.    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal (i) the provision relating to the indemnification of our officers and directors and (ii) the prohibition on action by written consent of the stockholders in lieu of a meeting. This 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, a 66 2/3% vote is also required for any amendment to, or repeal of, our bylaws by the stockholders. Our bylaws may be amended or repealed by a 66 2/3% vote of the board of directors.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities through underwriters or dealers, through agents, directly to one or more purchasers or through a combination of such methods. We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by O'Melveny & Myers LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting, which is included in management’s report on internal control over financial reporting, incorporated in this Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the reports (which contain explanatory paragraphs relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of Burr, Pilger & Mayer LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or
•	obtain a copy from the SEC’s web site.

Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-732-0330 for further information on the public reference room.

DILUTION

We will set forth in any prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;
•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and
•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Our periodic reports are filed with the SEC under SEC File Number 000-802724. We hereby incorporate by reference the following:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 15, 2007;
•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 27, 1993; and
•	Any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed.

To obtain a copy of any of these filings at no cost, you may write or telephone us at the following address:

InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
(510) 865-8800
Attn: Sandra Heine
Vice President, Finance and Administration

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

$75,000,000

INSITE VISION INCORPORATED

Common Stock
Preferred Stock
Warrants
Debt Securities

PROSPECTUS

_________________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the fees and expenses payable by the Registrant in connection with the registration of our securities offered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Securities and Exchange Commission Registration Fee	$2,303.00
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	15,000.00
Blue Sky Fees and Expenses	5,000.00
Printing Fees and Expenses	10,000.00
Trustee and Transfer Agent Fees	5,000.00
Miscellaneous	9,075.00

Total	$56,378.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VIII of our restated certificate of incorporation, as amended (the “Restated Certificate”), provides for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended. In addition, the Restated Certificate provides for indemnification against expenses incurred by a director, officer or other person entitled to indemnification to be paid by us from time to time in advance of the final disposition of such action, suit or proceeding and if required by the Delaware General Corporation Law upon receipt of an undertaking by or on behalf of the director, officer or other person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by us. The Restated Certificate further provides for a contractual cause of action on the part of our directors and officers for indemnification claims that have not been paid by us. The Restated Certificate limits under certain circumstances the liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (“DGCL”) (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL contains provisions regarding indemnification, among others, of officers and directors. Section 145 of the DGCL provides in relevant part:

(a)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,

1.    by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

2.    by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

3.    if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

4.    by the stockholders.

Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the corporation has the power to indemnify him or her against that liability under Section 145 of the DGCL. We maintain liability insurance for each director and officer for losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

We have also entered into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines and settlement amounts that such person becomes legally obligated to pay in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its subsidiaries. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers for which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The above discussion of our corporate documents and agreements is not intended to be exhaustive and is respectively qualified in its entirety by our corporate documents and agreements.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  EXHIBITS

Item 16.  Exhibits

See Exhibit Index on page 32 of this Registration Statement.

(b) FINANCIAL STATEMENT SCHEDULES

None.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in this form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Table” in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Commission by the registrant under Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alameda, State of California, on this 11th day of April, 2007.

INSITE VISION INCORPORATED

By:	/s/ Kumar Chandrasekaran, Ph.D.

S. Kumar Chandrasekaran, Ph.D.
Chairman of the Board, President,
Chief Executive Officer and Chief Financial Officer (on behalf of the registrant and as Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of S. Kumar Chandrasekaran and Sandra C. Heine, his attorneys in fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registrations statements thereto filed pursuant to Rule 462 and otherwise) to this prospectus, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys in fact, or his or her substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title

/s/ S. Kumar Chandrasekaran, Ph.D.	Chairman of the Board, President,	April 11, 2007
S. Kumar Chandrasekaran, Ph.D.	Chief Executive Officer and Chief Financial Officer (on behalf of the registrant and as Principal Executive, Financial and Accounting Officer)

/s/ Mitchell H. Friedlaender, M.D.	Director	April 11, 2007
Mitchell H. Friedlaender, M.D.

/s/ John L. Mattana	Director	April 11, 2007
John L. Mattana

/s/ Jon S. Saxe, Esq.	Director	April 11, 2007
Jon S. Saxe, Esq.

/s/ Anders P. Wiklund	Director	April 11, 2007
Anders P. Wiklund

EXHIBIT INDEX

Number	Description
1.1*	Form of Underwriting Agreement
4.1[1]	Specimen Common Stock certificate of the Registrant
4.2*	Specimen Preferred Stock certificate of the Registrant
4.3*	Form of warrant
4.4*	Form of Indenture between Registrant and a Trustee to be named relating to Senior Debt Securities
4.5*	Form of Indenture between Registrant and a Trustee to be named relating to Subordinated Debt Securities
5.1**	Opinion of O’Melveny & Myers LLP
12.1**	Computation of Ratio of Earnings to Fixed Charges
23.1**	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (Included on the signature page hereto)
25.1*	The Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, with respect to the Indenture for the Senior Debt Securities
25.2 *	The Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, with respect to the Indenture for the Subordinated Debt Securities

1    Incorporated by reference to an exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 27, 1993 (File Number 33-68024).

*    To be filed by amendment or as an exhibit to a report under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**         Filed herewith.